Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Global Communications Director
Chief Financial Officer	763-540-1212
763-540-1204

Tennant Company Reports 2015 Second Quarter Results

Company posts second quarter net sales of $215.4 million;
Organic net sales rose 3.8 percent;
Second quarter diluted EPS totaled $0.79;
Company reaffirms 2015 full year earnings guidance range and lowers high end of sales guidance range

MINNEAPOLIS, July 23, 2015 - Tennant Company (NYSE:TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $14.8 million, or $0.79 per diluted share, on net sales of $215.4 million for the second quarter ended June 30, 2015. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant would have reported 2015 second quarter net sales of $227.4 million and net earnings per diluted share of $0.92, which would have been an increase of 10.8 percent over the prior year quarter. In the 2014 second quarter, Tennant reported net earnings of $15.5 million, or $0.83 per diluted share, on net sales of $219.1 million.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “Tennant posted another solid quarter, led by robust sales to strategic accounts in North America and global sales of new products. We are pleased with our continued strong performance in Tennant’s largest market, North America, which was the chief driver of our organic sales growth.”
Added Killingstad: “Overall, we remain pleased with the company’s progress against our organic sales growth goals during the 2015 second quarter and first half, as we strive to reach $1 billion in revenues by 2017. We continue to anticipate organic sales gains and improved profitability for the full year, despite ongoing global economic uncertainty and foreign currency headwinds.”
Tennant plans to meet its $1 billion strategic growth goal through a strong new product pipeline in both the core business and in the Orbio Technologies Group, continued gains in emerging markets, growth in Europe, focus on strategic accounts and an enhanced go-to-market strategy designed to significantly expand its global market coverage and customer base.

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Page 2 – Tennant Company Reports 2015 Second Quarter Results

Second Quarter Operating Review
The company's 2015 second quarter consolidated net sales of $215.4 million decreased 1.7 percent compared to the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 5.5 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), increased approximately 3.8 percent.
In addition to higher sales to strategic accounts in North America in the 2015 second quarter, Tennant saw continued strong global demand for new products, especially the T12 and T17, the company’s new modular rider scrubbers for the industrial market.
Geographically, sales rose 5.0 percent in Tennant’s largest region, the Americas, or grew approximately 7.5 percent organically, excluding an unfavorable foreign currency exchange impact of about 2.5 percent. Sales in Europe, Middle East and Africa (EMEA) were down 18.2 percent, or decreased approximately 1.7 percent organically, excluding an unfavorable foreign currency exchange impact of about 16.5 percent. Organic sales growth in Western Europe was more than offset by lower sales of outdoor equipment. Sales in the Asia Pacific region (APAC) declined 16.1 percent, or down approximately 8.1 percent organically, excluding an unfavorable foreign currency exchange impact of about 8.0 percent. Tennant’s organic sales in China rose approximately 15 percent in the 2015 second quarter, although this was not enough to offset continued economic weakness, primarily in Australia, compared to the prior year quarter. For both EMEA and APAC, the company continues to anticipate organic sales growth for the 2015 full year.
Tennant's gross margin in the 2015 second quarter was 44.1 percent versus 43.5 percent in the prior year quarter. Several factors led to the gross margin improvement, including improved operating efficiencies in the direct service organization and manufacturing operations, and also a greater mix of higher margin business. The company anticipates gross margin for the 2015 full year will be at its target range of approximately 43 percent.
Research and development (R&D) expense for the 2015 second quarter totaled $8.4 million, or 3.9 percent of sales, compared to $7.7 million, or 3.5 percent of sales, in the same quarter last year. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a suite of sustainable cleaning technologies.
Selling and administrative (S&A) expense in the 2015 second quarter totaled $64.0 million, or 29.7 percent of sales, which was in line with the company’s expectations, as Tennant continued to invest in its sales growth initiatives. S&A in the 2014 second quarter was $64.5 million, or 29.4 percent of sales.
Tennant's 2015 second quarter operating profit was $22.6 million, or 10.5 percent of sales, versus an operating profit of $23.1 million, or 10.6 percent of sales, in the year ago quarter. Due to the strength of the U.S. dollar in the 2015 second quarter, foreign currency exchange reduced operating profit by approximately $3.4 million. Tennant remains committed to the goal of a 12 percent or above operating profit margin.

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Page 3 – Tennant Company Reports 2015 Second Quarter Results

New Product and Technology Pipeline
Commented Killingstad: “We are excited about the steady launch cadence of Tennant’s new core equipment offerings and continued progress with sustainable cleaning solutions from our Orbio Technologies Group. The introduction of new products and technologies is important to our revenue growth. We remain committed to being an industry innovation leader and raising the standard for sustainable cleaning around the world.”
Tennant Company continues to execute against the strongest new product pipeline in its history. Year to date in 2015, Tennant has introduced 33 new products and product variants and plans to introduce three additional new products in the second half of 2015, on top of 55 new products launched from 2012 to 2014.
In the 2015 second quarter, Tennant introduced the T300 Walk-Behind Scrubber-adding to its broad portfolio of commercial floor scrubbers in one of the largest unit categories in the floor cleaning industry. The T300 is the first scrubber equipped with Tennant’s next generation of sustainable cleaning technology, ec-H2O NanoClean™. The name NanoClean refers to the creation of nano-scale bubbles that are an important part of the cleaning mechanism. Like the original ec-H2O, the next generation ec-H2O NanoClean technology electrically converts water into an innovative cleaning solution that cleans effectively, saves money and reduces environmental impact compared to daily floor cleaning chemicals. This converted water is created by an on-board e-cell that generates millions of microscopic bubbles – nanobubbles – per milliliter of solution.
The new ec-H2O NanoClean technology will soon be available on the company’s full line of commercial scrubbers.
In addition, the new Orbio® os3, which delivers on-site generation of an anti-microbial solution, as well as an effective multi-surface cleaner, continues to receive positive response from customers across a variety of industries.

2015 First Half Results
For the six months ended June 30, 2015, Tennant’s net earnings totaled $19.8 million, or $1.06 per diluted share, on net sales of $401.1 million. In the prior year first six months, Tennant reported net earnings of $21.3 million, or $1.14 per diluted share, on net sales of $403.1 million. Net sales declined 0.5 percent, or grew approximately 5.0 percent organically, excluding an unfavorable foreign currency exchange impact of about 5.5 percent.
Year-to-date 2015 gross margin was 43.2 percent versus 42.7 percent in the prior year period. R&D expense in the 2015 first half was $16.1 million, or 4.0 percent of sales, compared to $15.1 million, or 3.8 percent of sales, in the prior year period. S&A expense in the 2015 first half was $126.2 million, or 31.4 percent of sales, versus $124.7 million, or 30.9 percent of sales, in the first six months of 2014.

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Page 4 – Tennant Company Reports 2015 Second Quarter Results

Operating profit in the 2015 first half was $30.8 million, or 7.7 percent of sales, compared to $32.4 million, or 8.0 percent of sales, in the prior year first six months. Due to the strength of the U.S. dollar in the 2015 first half, foreign currency exchange reduced operating profit by approximately $5.3 million.
Tennant generated $6.6 million in cash from operations in the 2015 first half. Cash on the balance sheet at June 30, 2015, totaled $67.6 million, up from $62.6 million a year ago. The company's total debt was $24.6 million, down from $28.2 million at the end of the 2014 first half. During the first six months of 2015, Tennant paid a total of $7.3 million in cash dividends to shareholders and repurchased 220,120 shares at a cost of $14.2 million.

Business Outlook
Based on its year-to-date results and expectations of performance for the remainder of the year, Tennant Company now estimates 2015 full year net sales in the range of $825 million to $845 million, up 0.4 percent to 2.8 percent, or up approximately 5 percent to 9 percent organically, assuming an unfavorable foreign currency exchange impact on sales in the range of 4 percent to 6 percent. Previously, Tennant anticipated 2015 full year net sales in the range of $825 million to $855 million. The company continues to expect 2015 full year earnings in the range of $2.40 to $2.70 per diluted share. As stated previously, foreign currency exchange headwinds in 2015 are estimated to negatively impact operating profit in the range of $10 million to $12 million, or approximately $0.37 to $0.44 earnings per diluted share. The estimated higher effective tax rate in 2015 is anticipated to negatively impact earnings per diluted share by approximately $0.14. The company expects its 2015 financial results to be stronger in the second half of the year. For the 2014 full year, diluted earnings per share totaled $2.70 on net sales of $822 million.
Tennant’s 2015 annual financial outlook includes the following assumptions:

•	Economic strength in North America and modest improvement in Europe, and growth in emerging markets;

•	Increased foreign currency impact on sales for the full year in the range of an unfavorable 4 percent to 6 percent, with a $10 million to $12 million negative effect on operating profit;

•	Gross margin performance of approximately 43 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $25 million to $28 million; and

•	An effective tax rate of approximately 31 percent, including the anticipated enactment of the 2015 Federal R&D tax credit.

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Page 5 – Tennant Company Reports 2015 Second Quarter Results

Commented Killingstad: “We are continuing to invest in our growth agenda, and we remain on track to deliver gains in organic sales and operating profit margin in 2015. We expect Tennant’s financial performance to be stronger in the second half of 2015, despite foreign currency headwinds. We are focused on creating value through new product introductions, and expanding our global sales and marketing initiatives to increase our global market share, while concurrently running a more efficient business to raise productivity.”

Conference Call
Tennant will host a conference call to discuss the 2015 second quarter results today, July 23, 2015, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.

About Tennant Company
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: the competition in our business, foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; geopolitical and economic uncertainty throughout the world; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; fluctuations in the cost, quality, or availability of raw materials and purchased components; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; the occurrence of a significant business interruption; our ability to develop and commercialize new innovative products and services; and unforeseen product liability claims or product quality issues.

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Page 6 – Tennant Company Reports 2015 Second Quarter Results

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

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Page 7 – Tennant Company Reports 2015 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net Sales	$215,404	$219,084	$401,144	$403,063
Cost of Sales	120,371	123,821	228,030	230,883
Gross Profit	95,033	95,263	173,114	172,180
Gross Margin	44.1%	43.5%	43.2%	42.7%
Operating Expense:
Research and Development Expense	8,404	7,651	16,114	15,132
Selling and Administrative Expense	64,042	64,471	126,159	124,670
Total Operating Expense	72,446	72,122	142,273	139,802
Profit from Operations	22,587	23,141	30,841	32,378
Operating Margin	10.5%	10.6%	7.7%	8.0%
Other Income (Expense):
Interest Income	53	95	103	170
Interest Expense	(419)	(419)	(796)	(905)
Net Foreign Currency Transaction (Losses) Gains	(225)	328	(668)	120
Other Expense, Net	(185)	(89)	(237)	(120)
Total Other Expense, Net	(776)	(85)	(1,598)	(735)

Profit Before Income Taxes	21,811	23,056	29,243	31,643
Income Tax Expense	6,994	7,533	9,400	10,325
Net Earnings	$14,817	$15,523	$19,843	$21,318

Net Earnings per Share:
Basic	$0.81	$0.85	$1.09	$1.17
Diluted	$0.79	$0.83	$1.06	$1.14

Weighted Average Shares Outstanding:
Basic	18,197,431	18,167,054	18,240,027	18,242,240
Diluted	18,672,040	18,675,607	18,724,859	18,776,369

Cash Dividends Declared per Common Share	$0.20	$0.20	$0.40	$0.38

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Six Months Ended
	June 30			June 30
	2015	2014	%	2015	2014	%
Americas	$161,429	$153,698	5.0	$295,432	$276,087	7.0
Europe, Middle East and Africa	33,741	41,273	(18.2)	68,388	84,336	(18.9)
Asia Pacific	20,234	24,113	(16.1)	37,324	42,640	(12.5)
Total	$215,404	$219,084	(1.7)	$401,144	$403,063	(0.5)
(1) Net of intercompany sales.

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Page 8 – Tennant Company Reports 2015 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	June 30,	December 31,	June 30,
	2015	2014	2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$67,638	$92,962	$62,603
Restricted Cash	349	352	427
Net Receivables	151,146	152,383	158,338
Inventories	86,534	80,511	79,034
Prepaid Expenses	11,357	9,552	9,150
Deferred Income Taxes, Current Portion	9,747	9,738	9,390
Other Current Assets	1,844	1,591	1,716
Total Current Assets	328,615	347,089	320,658
Property, Plant and Equipment	269,368	262,214	310,703
Accumulated Depreciation	(180,207)	(175,671)	(226,233)
Property, Plant and Equipment, Net	89,161	86,543	84,470
Deferred Income Taxes, Long-Term Portion	7,625	8,165	6,507
Goodwill	17,670	18,355	19,295
Intangible Assets, Net	14,292	15,588	18,136
Other Assets	12,379	11,192	16,962
Total Assets	$469,742	$486,932	$466,028

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$3,435	$3,566	$3,640
Accounts Payable	59,735	61,627	60,122
Employee Compensation and Benefits	28,566	33,842	27,101
Income Taxes Payable	3,579	1,087	968
Other Current Liabilities	41,494	45,508	43,456
Total Current Liabilities	136,809	145,630	135,287
Long-Term Liabilities:
Long-Term Debt	21,143	24,571	24,572
Employee-Related Benefits	24,800	25,711	24,958
Deferred Income Taxes, Long-Term Portion	4,343	5,989	6,542
Other Liabilities	4,543	4,380	5,281
Total Long-Term Liabilities	54,829	60,651	61,353
Total Liabilities	191,638	206,281	196,640
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,848	6,906	6,894
Additional Paid-In Capital	17,185	26,247	21,470
Retained Earnings	298,586	286,091	264,073
Accumulated Other Comprehensive Loss	(44,515)	(38,593)	(23,049)
Total Shareholders’ Equity	278,104	280,651	269,388
Total Liabilities and Shareholders’ Equity	$469,742	$486,932	$466,028

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Page 9 – Tennant Company Reports 2015 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Six Months Ended
	June 30
	2015	2014
OPERATING ACTIVITIES
Net Earnings	$19,843	$21,318
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	8,155	8,818
Amortization	1,036	1,223
Deferred Income Taxes	(1,754)	3,964
Share-Based Compensation Expense	4,889	3,756
Allowance for Doubtful Accounts and Returns	1,246	776
Other, Net	(74)	13
Changes in Operating Assets and Liabilities:
Receivables	(1,717)	(18,649)
Inventories	(11,002)	(13,208)
Accounts Payable	(3,440)	7,540
Employee Compensation and Benefits	(5,970)	(5,471)
Other Current Liabilities	(3,174)	(2,238)
Income Taxes	1,668	2,819
Other Assets and Liabilities	(3,133)	(153)
Net Cash Provided by Operating Activities	6,573	10,508

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(7,594)	(7,411)
Proceeds from Disposals of Property, Plant and Equipment	190	118
Increase in Restricted Cash	(18)	(12)
Net Cash Used in Investing Activities	(7,422)	(7,305)

FINANCING ACTIVITIES
Payments of Short-Term Debt	—	(1,500)
Payments of Long-Term Debt	(3,429)	(2,013)
Purchases of Common Stock	(14,229)	(13,609)
Proceeds from Issuances of Common Stock	802	705
Excess Tax Benefit on Stock Plans	669	1,329
Dividends Paid	(7,348)	(7,172)
Net Cash Used in Financing Activities	(23,535)	(22,260)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(940)	676

Net Decrease in Cash and Cash Equivalents	(25,324)	(18,381)

Cash and Cash Equivalents at Beginning of Period	92,962	80,984

Cash and Cash Equivalents at End of Period	$67,638	$62,603

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